A PARTNERSHIP of INCORPORATED PROFESSIONALS	Amisano Hanson
Chartered Accountants

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in the Form SB-2/A Amendment No. 5, dated July 27, 2007, of our report dated February 21, 2007, relating to the financial statements of Nuance Resources, Corp. (formerly Farrier Resources Corp.), as of November 30, 2006 and of our report dated December 14, 2006, except as to Note 6, which is as of April 5, 2007, relating to the financial statements of Nuance Resources Corp., as of November 30, 2006, which appears in such Form SB-2/A Amendment No. 5.

Vancouver, Canada	“AMISANO HANSON”
July 27, 2007	Chartered Accountants

750 WEST PENDER STREET, SUITE 604	TELEPHONE: 604-689-0188
VANCOUVER CANADA	FACSIMILE: 604-689-9773
V6C 2T7	E-MAIL: amishan@telus.net